UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  December 28, 2011

BROADCAST INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Utah	0-13316	87-0395567
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047
(Address of principal executive offices, including zip code)

(801) 562-2252
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission.

Item 1.01.  Entry into a Material Definitive Agreement.

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement (“Purchase Agreement”) with six individuals and one trust as purchasers (“Purchasers”), pursuant to which the Purchasers agreed to loan $1,300,000 to us in exchange for us entering into a promissory note and related agreements.  Effective December 28, 2011 we entered into the Purchase Agreement, an 18% Note (“Note”), an Escrow Agreement, and a warrant to purchase our common stock, all of which were with the Purchasers named in the Note and Purchase Agreement.

The following summarizes the principal terms of the transaction:

Pursuant to the Purchase Agreement, we sold to the Purchasers a short term bridge Note in the principal amount of $1,300,000 representing the funding received by us on December 27; (ii) the Note bears an annual interest rate of 18%, payable monthly in cash; (iii) we issued to the Purchasers a warrant, which gives the purchasers the right to purchase a total of 357,500 shares of our common stock at an exercise price of $.65 per share as described below (“Warrant”).  The Warrant expires five years after the issuance date.

The Purchase Agreement and the Note contain certain covenants and provisions, some of which are:

(i)	The Note is due on February 28, 2012.
(ii)	The Note bears 18% annual interest, payable monthly in arrears beginning January 28, 2012. The interest is payable in cash.
(iii)	As collateral for the repayment of the Note, we granted to the Purchasers a security interest in all of our accounts receivable.
(iv)
The Note contains a prepayment provision pursuant to which if the Note is paid off before its maturity date, we would owe a penalty equal to the difference between the interest actually paid under the Note and 3% of the original balance of the Note.

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In connection with the Purchase Agreement, we will pay an $84,700 placement fee and issue a warrant to purchase 65,000 shares of our common stock at an exercise price of $.65 per share to our investment banker for services in completing the above transaction and pay a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

 Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2011, the Company completed the loan financing transaction identified above.  The information set forth under Item 1.01 above regarding the loan financing agreement is incorporated by reference into this Item 2.03.

Item 3.02.  Sales of Unregistered Securities.

Pursuant to the above-described transaction on December 28, 2011, we issued to the seven purchasers an obligation, as represented by the Note, in consideration of $1,300,000. In addition we issued warrants to the purchasers to purchase up to 357,500 shares of our common stock at an exercise price of $.65 per share.  The warrants expire 5 years from the date of issuance.  We will use the proceeds of the Note for working capital purposes.   Each of the purchasers is an accredited investor and was fully informed regarding his investment.  In the transaction, we relied on the exemption from registration under Section 4(2) and Section 4(6) of the Securities Act.

On December 28, 2011, we issued warrants to our investment banker to purchase up to 65,000 shares of our common stock at an exercise price of $.65 per share.  The warrants expire 5 years from the date of issuance.   The purchaser is an accredited investor and was fully informed regarding his investment.  In the transaction, we relied on the exemption from registration under Section 4(2) and Section 4(6) of the Securities Act.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits:
10.1-	Securities Purchase Agreement dated December 28, 2011 between the Company and seven purchasers.
10.2-	18% note due February 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 30, 2011.

BROADCAST INTERNATIONAL, INC. a Utah corporation

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President and Chief Executive Officer

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